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                                                                      Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Note: Unless otherwise noted, the Registrant owns 100% of the equity interest in each of the subsidiaries.

INCORPORATED OR ORGANIZED IN MINNESOTA
  RCC Atlantic, Inc.
  RCC Atlantic Long Distance, Inc.
  RCC Minnesota, Inc.
  RCC Network, Inc.
  RCC Paging, Inc.
  RCC Holdings, Inc.
  RCC Transport, Inc.
  Wireless Alliance, LLC (Registrant has a 70% interest in
    this entity)
  TLA Spectrum, LLC
  RGI Group, Inc.

INCORPORATED OR ORGANIZED IN DELAWARE
  BMCT Equipment Company, LLC
  Ferry Equipment Company, LLC

INCORPORATED OR ORGANIZED IN MAINE
  MRCC, Inc.
  Western Maine Cellular, Inc.
  Saco River Telegraph & Telephone Company
  Saco River Telecommunications, Inc.
  SRCL Holding Company, Inc.
  Saco River Communications Corporation
  Communication Design, Inc.
  Saco River Cellular, Inc.
  New Hampshire Wireless, LLC